Exhibit 10.3
SALES AND DISTRIBUTION AGREEMENT

This Exclusive Agreement is made and entered into in Encinitas, California as of this 4th day of October 2007 by and between YamaBuggy LLC. (the "Company") and Yamabuggy Sales and Distribution, Inc. (the "Contractor").

RECITALS

The Company is engaged in the business of manufacturing, distribution and marketing of Yamaha JV powered dune buggy (the "Products").  Contractor is a newly formed sales organization and the Company desires to secure the services of Contractor for exclusive representation in North America upon the terms and conditions set forth below, and Contractor desires to be so retained by the Company.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto to the other, it is agreed as follows:

AGREEMENT

1.        Provision of Services.   Contractor agrees to, and shall solicit sales of the Products to those independent retail accounts (collectively "Customers") who are or which may be interested in acquiring the Products in North America. All written orders taken by Contractor for sales of the Products shall be effective only upon written acceptance by the Company.  All credit approvals; billings and orders of the Products shall be processed and handled by the Company directly.  The Contractor shall have no authority to make any credit approvals or collections on behalf of the accounts of the Company, unless expressly authorized to do so.

2.           Performance.  Contractor shall maintain his/her own schedule, and shall determine in his/her sole discretion the manner of performance and the amount of time to devote to the solicitation of sales of the Products, provided Company may from time to time establish performance goals for Contractor to obtain.  The failure of Contractor to reach these performance goals may be cause for termination of this Agreement.  Contractor will have 30 days to respond to Company’s performance goals and establish a collaborative effort with Company to increase sales.  Collaboration may require, but not limited to additional support in marketing, product development, and competitive analysis by company, to help support the expected goals.  Contractor will use all customary efforts to communicate with Company on establishing goals.  Both parties recognize the responsibilities of product sales within the context of this agreement and will work with best efforts to support and build the sales channel.

3.           Remuneration.

A.
The Contractor shall receive 5% of net revenues of the sales, and through a “lock- box” arrangement reconcile the revenue and release  95% of the revenue to the Company and 5% to the Contractor. Payment to Company shall be due upon receipt by lock box of payment for such Products.  The invoice price on which the payment shall be based shall not include any freight charges or taxes and shall be reduced by the amounts of any discounts, returns or allowances, but at no time shall the discount or allowance be greater than 10% of the Dealer sales price, assuring Contractor of a minimum of $200 per Product unit sold.

4.           Sale Price of Products.  The Company shall determine all prices and terms of sale for its Products.  The Company will notify Contractor, in writing, of price changes.

5.           Warranties. The Contractor shall not make any warranties with respect to the Products of the Company.  Any warranties to be made by the Company shall be reflected in its acceptance of an order, invoice or other contract forms.

6.           Term. The initial term of this Agreement will be 5 years, and automatically renew for the same term, unless otherwise terminated by the Company and the Contractor.

7.           Relationship of Parties.  Contractor will sell and market only products offered by YamaBuggy LLC. Contactor and it’ stockholders, under this agreement shall conduct itself for the sole benefit of YamaBuggy LLC.

8.           Expenses.  Contractor shall be responsible for and shall pay, and hereby indemnifies Company against, all expenses incurred in connection with soliciting the sale of the Products by the contractor.   Company agrees to indemnify Contractor against all claims, expenses, related to product liability, production, corporate marketing, sales and any other expense or liability of Company.

9.           Confidentiality.

A.
Contractor and Company agrees that it will not, at any time during the term of this Agreement or thereafter, in any form or manner, directly or indirectly, voluntarily or involuntarily, disclose, furnish or make accessible to any person or other entity or use for his/her own benefit, other than in furtherance of the business and interests of the Company or Contractor, any Confidential Information (hereinafter defined) which it may obtain or have access to, receive, contribute to, originate, discover or relating to Trade Secrets (as that term is defined under applicable law in the State of Nevada), product specifications, customer lists, , prospective customers, services and sales information.  Confidential Information shall include, without limitation, any of the following types of information outside of the public domain:

(i)
Any and all forms of raw and other data relating to the Company's or Contractors business, the Products or processes, whether or not marked "confidential", derived from any and all sources, including without limitation:  meetings; information from correspondence or otherwise analyzed data; computer printouts and graphic materials.

(ii)
Any and all materials, documents, information, systems, processes and techniques relating to the Products, the Company’s computer software, market or other research techniques, and any and all materials, documents, information, systems, processes obtained from or on behalf of or at the direction of the Company or Contractor, or any current or prospective customer of the Company or Contractor.

(iii)
Any and all information, computer printouts, materials, documents, processes, schematics, compilations or reports relating to the sales history of any current or prospective customer, customer files, pricing structure, rebates, marketing information, customer base or business forms of the Company or Contractor.

B.
Contractor confirms, acknowledges and agrees that any and all tangible and intangible records, tapes, notes, pictures, video tapes, printouts and documents which it may use, create, utilize or possess during the term of this Agreement, including but not limited to those written, produced or created by Contractor, are the sole and exclusive property of the Company and may not be duplicated for Contractor's own benefit without the express written consent of the Company which will not be unreasonably withheld.  All such items in Contractor's possession or control will be immediately delivered to the Company upon request and, if not earlier requested, upon the termination of this Agreement.

C.	The provisions of this Section 10 shall survive termination of this Agreement, and shall survive the Term of this Agreement for a period of three (3) years following termination of the Agreement.

10.           Restrictive Covenant.  In view of Contractor's and Company’s access to Confidential Information and Trade Secrets of the Company and Contractor, and in consideration of the value of such property to the Company and Contractor, during the term of this Agreement and for a period of two years after termination of this Agreement for any reason, Contractor and Company shall not compete, without the prior written consent of the Company.

A.
Contact or solicit the trade or patronage of any of the customers of the Company or Contractor for his/her self or any other person or entity, with respect to the business engaged in by the Company or Contractor.  The term "customers" shall for purposes hereof be deemed to include, without limitation, the officers, directors, agents, employees, parents, subsidiaries and affiliates of such customers, and all persons or organizations with whom the Company or Contractor has done business during the term of this Agreement

B.
Solicit, induce or attempt to induce any employee of the Company  or Contractor to leave their respective Company's employ to become connected in any way with, or employ or utilize any such employee in any other business engaged in the sale or distribution of products similar to the Company's or Contractors.

11.           Remedies.  Notwithstanding any dispute involving application of the injunctive relief as provided in Section 12 hereof, any other dispute or claim arising out of any provision of this Agreement, whether based on statute, regulation, contract, tort or otherwise, shall be submitted to arbitration before a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association.  Any such arbitration shall be conducted in San Diego County, California.  An arbitration award rendered pursuant to this Section 12 shall be final and binding on the parties and may be submitted to any court of competent jurisdiction for entry of a judgment thereon.

12.           No Employee Benefits.  Contractor shall not be eligible for any benefits payable to employees of Company or otherwise.

13.           Assignment.  This Agreement may not be assigned by either party in whole or in part without the prior written consent of the other party hereto, except as specifically provided herein.  This Agreement may be assigned by the Company or Contractor, in its sole discretion, to any subsidiary or affiliate of the Company  or Contractor or to any successor of the Company or Contractor either by merger or acquisition of substantially all of the assets or the business of the Company or Contractor as a going concern.

14.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to any conflicts of law provisions.

15.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and there respective heirs, legal or personal representatives, successors and assigns.

16.           Notice.  All notices required hereunder shall be in writing and shall be deemed to have been given if delivered personally or by United States certified or registered mail, postage prepaid, return receipt requested, or by a recognized overnight delivery service to the parties at their respective addresses set forth below their signatures to this Agreement, or to such other address as shall be specified in writing by either party to the other in like fashion.

17.           Entire Agreement.  This Agreement sets forth and constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof.  This Agreement supersedes any and all prior agreements, negotiations, correspondence, undertakings, promises, covenants, arrangements, communications, representations and warranties, whether oral or written (together the "Prior Communications") of any party to this Agreement and no party to this Agreement may rely or shall be deemed to have relied upon any Prior Communications.

18.          Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, the other provisions hereof shall not be affected thereby but shall remain in full force and effect.  Furthermore, if any of the restrictions regarding post-termination activities is found to be unreasonable or invalid, the court before which the matter is pending shall enforce the restriction to the maximum extent it deems to be valid and enforceable.  Such restrictions shall be considered divisible both as to time and as to geographical scope.

19.           Waiver.  Failure of either party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of such terms, covenants and conditions or of any similar right or power hereunder at any subsequent time.

20.           Amendment.  A written instrument executed by both parties hereto may not amend except this Agreement.

21.           Construction.  Whenever applicable in this Agreement, the singular and the plural, and the masculine, feminine and neuter shall be freely interchangeable, as the context requires.  The Section headings or titles shall not in any way control the construction of the language herein, such headings or titles having been inserted solely for the purpose of simplified reference.  Words such as "herein", "hereof", "hereinafter", "hereby", and "hereinabove" when used in this Agreement refer to this Agreement as a whole, unless otherwise required by the context.  The Recitals constitute an integral part of this Agreement and are fully incorporated herein.  All Section and subsection references set forth herein refer to the corresponding Sections and subsections of this Agreement.

22.           Further Assurances.  Contractor and Company agrees to and shall execute and deliver such further instruments and perform such further acts as may be requested by the Company or Contractor, or which are otherwise required to carry out the intent and purposes of this Agreement.

23.           Venue.  All actions or proceedings in any way, manner or respect arising out of or from or related to this Agreement shall be arbitrated only in San Diego County, State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

Company: YamaBuggy LLC

/s/ GREG ALEXANDER    10/04/2007
(Signature/ Date)

Contractor: Yamabuggy Sales and Distribution, Inc.

/s/ JOHN WONG        10/04/2007
( Signature/ Date)